SCHEDULE 14C (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

Check the appropriate box:

[ ]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement.


                             AMERISTEEL CORPORATION
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                (Name of Registrant as specified in its Charter)


                                      None.
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 (Name of person(s) Filing Information Statement, if Other Than the Registrant)


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

                                 [LOGO OMITTED]


                             AMERISTEEL CORPORATION
                         5100 W. Lemon Street, Suite 312
                              Tampa, Florida 33609


                             INFORMATION STATEMENT

                         Written Consent of Stockholders
                                  In Lieu of an
                         Annual Meeting of Stockholders

To the Stockholders of                                            July 28, 2000
AmeriSteel Corporation:

         This Information Statement is furnished pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended, to provide information regarding certain action to be taken by written consent by the holders of a majority of the outstanding shares of Class A common stock (the "Class A Common Stock") of AmeriSteel Corporation ("AmeriSteel" or the "Company"). Certain stockholders of the Company, owning approximately 94.8% of the outstanding Class A Common Stock, intend to act by written consent in lieu of an Annual Meeting of Stockholders for the following purposes:

         (1) to elect ten directors, representing all of the members of the Board of Directors of the Company; and

         It is anticipated that the written consent is to be submitted to the Company and become effective on or about August 19, 2000.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND TO THE COMPANY A PROXY.

         At the close of business on June 30, 2000, there were 10,382,184 shares of Class A Common Stock outstanding, each of which is entitled to one vote. There are no shares of Class B Common Stock outstanding, each of which is entitled to two votes.

         The approximate date on which this Information Statement is to be mailed to stockholders is July 28, 2000.

                               SECURITY OWNERSHIP

         The following table sets forth, as of June 30, 2000, the number of shares of the Company's Class A Common Stock beneficially owned by (i) each person known to the Company as having beneficial ownership of more than 5% of the Company's Class A Common Stock together with such person's address if other than the Company's address, (ii) each of its directors and nominees to become a director, (iii) each named executive officer (as defined herein under "Executive Compensation" and pursuant to Securities and Exchange Commission rules) and (iv) all directors and executive officers as a group:

             NAME OF BENEFICIAL OWNER                AMOUNT AND NATURE OF
              OR NUMBER IN GROUP                     BENEFICIAL OWNERSHIP (1)  PERCENT OF CLASS
         ---------------------------------------     ------------------------  ----------------
         FLS Holdings, Inc. (2) ................          9,000,000                 86.7%

         Phillip E. Casey (3) ..................            844,192                  8.1%

         Tom J. Landa ..........................             14,851                    *

         J. Donald Haney .......................              3,953                    *

         Jorge Gerdau Johannpeter ..............                  0                   --

         Frederico C. Gerdau Johannpeter .......                  0                   --

         Klaus Gerdau Johannpeter ..............                  0                   --

         Andre Bier Johannpeter ................                  0                   --

         Germano Gerdau Johannpeter ............                  0                   --

         Carlos J. Petry .......................                  0                   --

         Hideichiro Takashima ..................                300                   --

         Dennie Andrew .........................              1,667                    *

         James S. Rogers, II ...................              2,652                    *

         All Directors and Executive Officers as
         a Group (14 persons) ..................            874,390                  8.4%

         *Less than one percent

         (1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

         (2) All shares shown are directly owned by FLS Holdings, Inc., of which Gerdau USA, Inc. ("Gerdau USA"), a Delaware corporation owns 88% of the outstanding common stock and Kyoei Steel Ltd. owns the remaining 12%. Gerdau USA is a wholly owned subsidiary of Gerdau S.A. FLS Holdings, Inc. and Gerdau USA's address is c/o Osvaldo B. Schirmer, Gerdau S.A. Av. Farrapos 1811 Porto Alegre, Rio Grande Do Sul - Brazil CEP 90220-005 .

         (3) Mr. Casey's address is 5100 W. Lemon Street, Suite 312, Tampa, Florida 33609.

                              ELECTION OF DIRECTORS

         Directors are elected for one year terms and until their successors are duly elected and qualified. The Company's By-Laws provide that directors shall be elected by a plurality of the votes cast. As of the date of this Information Statement there are ten members on the Company's Board of Directors.

         Stockholders owning approximately 94.8% of the outstanding shares of Class A Common Stock (the "Majority Stockholders") intend by written consent in lieu of an Annual Meeting of Stockholders of the Company to elect the following ten nominees to act as directors of the Company.

                                Phillip E. Casey

                                  Tom J. Landa

                                J. Donald Haney

                            Jorge Gerdau Johannpeter

                        Frederico C. Gerdau Johannpeter

                            Klaus Gerdau Johannpeter

                             Andre Bier Johannpeter

                           Germano Gerdau Johannpeter

                                Carlos J. Petry

                              Hideichiro Takashima

         The proposed nominees for election as directors are willing to be reelected as directors. If as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, the Majority Stockholders may elect such other person as they deem advisable.

         In September 1999, Kyoei Steel, Ltd. ("Kyoei"), a company organized under the laws of Japan, sold approximately 88% of the issued and outstanding common stock of FLS Holdings, Inc. ("FLS"), a Delaware corporation, to Gerdau USA (the "Stock Purchase Transaction"). Under the terms of the Stock Purchase Agreement, Gerdau USA, Kyoei and FLS also entered into a Shareholders Agreement. The Shareholders Agreement provides that Gerdau USA, as long as Kyoei maintains at least a 2.5% ownership interest in FLS, will elect one person designated by Kyoei to the Board of Directors of FLS and AmeriSteel. Kyoei, under the terms of the Stock Purchase Agreement, designated Hideichiro Takashima as the person to be nominated and elected to the Board of Directors of AmeriSteel.

         The following table sets forth certain information regarding the nominees for directors:

         NAME                                      AGE   YEARS AS A DIRECTOR
         ----                                      ---   -------------------

         Phillip E. Casey ........................ 57             6

         Tom J. Landa ............................ 48             3

         J. Donald Haney ......................... 64            12

         Jorge Gerdau Johannpeter ................ 63             *

         Frederico C. Gerdau Johannpeter.......... 57             *

         Klaus Gerdau Johannpeter................. 65             *

         Andre Bier Johannpeter................... 37             *

         Germano H. Gerdau Johannpeter.............68             *

         Carlos J. Petry...........................59             *

         Hideichiro Takashima......................42             5

         * Each of the directors was appointed to the Board of Directors in September 1999 to fill vacancies.

         PHILLIP E. CASEY has been Chief Executive Officer and a director since June 1994 and President since September 1999. Mr. Casey was Chairman of the Board of AmeriSteel from June 1994 until September 1999.

         TOM J. LANDA has been Chief Financial Officer, Vice President and Secretary of the Company since April 1995. Mr. Landa was elected a director of the Company in March 1997. Before joining the Company, Mr. Landa spent over 19 years in various financial management positions with Exxon Corporation and its affiliates worldwide.

         J. DONALD HANEY has been Group Vice President, Fabricated Reinforcing Steel Group since 1979. Mr. Haney joined the Company in 1958 and is principally responsible for the Company's reinforcing steel fabricating group.

         JORGE GERDAU JOHANNPETER. Mr. Jorge Gerdau Johannpeter has been working for the Gerdau Companies since 1954. Mr. Jorge Johannpeter and his brothers, Germano, Klaus and Frederico, started as apprentices. Mr. Jorge Johannpeter became an Executive Officer in 1973 and was appointed President in 1983. He received a degree in Law from the Federal University of Rio Grande do Sul.

         FREDERICO C. GERDAU JOHANNPETER. Mr. Frederico Johannpeter has worked for the Gerdau Companies with his father and brothers since 1961. Mr. Frederico Johannpeter became an Executive Officer in 1973 and was appointed Vice-President of the Gerdau Companies in 1983. He received a degree in Business Administration from the Federal University of Rio Grande do Sul.


         KLAUS GERDAU JOHANNPETER Mr. Klaus Johannpeter has worked for the Gerdau Companies with his father and brothers since 1954. Mr. Klaus Johannpeter became an Executive Officer in 1973 and was appointed Vice-President of the Gerdau Companies in 1983. He received a degree in Civil, Electrical and Mechanical Engineering from the Federal University of Rio Grande do Sul.

         ANDRE BIER JOHANNPETER. Mr. Andrew Bier Johannpeter has been working for the Gerdau companies since 1980. He started as an apprentice and became an Executive Officer in 1989. In 1998 Mr. Johannpeter was appointed Director of Information Systems and in 1999 he became Director of Managerial Processes. He holds a degree in Business Management from the Catholic Pontiff University of Rio Grande do Sul.

         GERMANO GERDAU JOHANNPETER. Mr. Germano Johannpeter has been working with his father and brothers since 1951. Mr. Germano Johannpeter became an Executive Officer in 1973 and was appointed Vice-President of the Gerdau Companies in 1983. He received a degree in Business Administration from the Getulio Vargas Foundation.

         CARLOS J. PETRY. Mr. Petry has worked for the Gerdau Companies since 1965. In 1975, he was appointed to the Board of Directors. Mr. Petry received a degree in Philosophy from the Federal University of Rio Grande do Sul.

         HIDEICHIRO TAKASHIMA has been a director of the Company since 1995. Since June 1995, Mr. Takashima has been President and Chief Operating Officer of Kyoei. From June 1992 until June 1995, Mr. Takashima held other senior management positions with Kyoei.

         Messrs. Jorge, Frederico, Klaus and Germano Johannpeter are brothers. Andre Johannpeter is the son of Jorge Johannpeter. None of the other directors are related to one another.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

         The Board of Directors held two meetings during fiscal 2000. All incumbent directors except for J. Donald Haney, Germano Gerdau Johannpeter and Hideichiro Takashima attended at least 75% of all meetings of the Board during the period of time they held office.

         The Board of Directors has a standing Executive Compensation Committee and Audit Committee.

         The Executive Compensation Committee members are Carlos J. Petry, Andre Beir Johannpeter and Philip E. Casey each of whom were elected to the committee in September 1999. Prior to September 1999, the Executive Compensation Committee members were Mr. Koichi

Takashima, Mr. Hideichiro Takashima and Mr. Ryutaro Yoshioka. No meetings of the Executive Compensation Committee were held during fiscal 2000, although the committee did act by written consent. The Compensation Committee's principal responsibility is to provide recommendations to the Board regarding compensation for executive officers of the Company.

         The Audit Committee members are Carlos J. Petery and Andre Bier Johannpeter each of whom were elected to the committee in September 1999. Prior to September 1999 the Audit Committee members were Mr. Hideichiro Takashima and Mr. Ryutaro Yoshioka. No meetings of the Audit Committee were held during fiscal 2000. This committee provides the opportunity for direct communication with the independent certified public accountants and the Board. The Audit Committee communicates with the certified public accountants periodically to review their effectiveness during the annual audit program and to discuss the Company's internal control policies and procedures.

         The Board of Directors does not have a Nominating Committee because the Board as a whole functions in this capacity.

COMPENSATION OF DIRECTORS

         No director receives separate compensation for services rendered as a director. Expenses incurred by directors who are employees of the Company to attend meetings of the Board of Directors or committees thereof are covered by the Company. The Company does not reimburse expenses incurred by non-employee directors to attend board meetings.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16 of the Securities Exchange Act of 1934, as amended, certain officers, directors and stockholders of the Company are required to file reports of stock ownership and changes therein with the Securities and Exchange Commission. Based solely upon the Company's review of such forms, all such forms were filed timely, except that one Form 4 was filed late for Mr. Casey reporting gifts of stock to family members, and one Form 4 was filed late for each of Messrs. Haney, Andrew, Muhlhan, McCullohs, Landa, and Rogers reporting the grant, vesting, and exercise of certain stock appreciation rights that vested and were exercised upon a change in control of the Company. In addition, one Form 4 was filed late for each of Mr. Haney and Mr. Andrew reporting option exercises and stock sales.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

         This report is submitted by the Executive Compensation Committee with respect to the compensation policies applicable to the Company's executive officers for fiscal 2000. The Executive Compensation Committee members are Carlos J. Petry, Andre Beir Johannpeter and Philip E. Casey each of whom were elected to the committee in September 1999. Prior to September 1999, the Executive Compensation Committee members are Mr. Koichi Takashima, Mr. Hideichiro Takashima and Mr. Ryutaro Yoshioka.

GENERAL POLICIES

         The Company's executive compensation system is intended to attract, retain, and motivate high quality executive officers who can enhance stockholder value, and to support a performance- oriented environment that rewards achievement of the Company's planned financial goals. The Committee believes that linking executive compensation to corporate performance, through an emphasis on performance bonuses, results in better alignment of compensation with corporate goals and stockholder interests. The Committee also believes that through stock ownership and stock options it has created a program that promotes stockholder value creation in the long term. In evaluating the performance of executive officers, the Committee's approach is to consult with the Chief Executive Officer, except when evaluating his performance, in which case the Committee's approach is to meet and deliberate independently without the Chief Executive Officer being present.

         The Company compensates its executive officers through three principal types of compensation: annual base salary, annual incentive bonuses, and long-term incentive awards through stock options and restricted stock. The Committee's policies regarding the types of compensation are discussed below.

BASE SALARY

         The annual base salary of each of AmeriSteel's executive officers is based upon the scope of his or her responsibility and accountability within the Company, as well as performance and experience criteria. In setting the level of base salary for executive officers, other than the Chief Executive Officer, the Committee's approach is to review the Chief Executive Officer's recommendations together with other information from independent compensation consultants.

ANNUAL INCENTIVE COMPENSATION

         Each year the Executive Compensation Committee recommends to the Board of Directors cash bonuses payable to the executive officers of the Company. The awards are determined in accordance with AmeriSteel's Strategic Value Added Executive Short-Term Incentive Plan (the "SVA Plan"), the purpose of which is to award executives who substantially contribute in reaching specific annual performance goals.

         The SVA Plan is administered by the Executive Compensation Committee, none of whom may participate in the awards. The Executive Compensation Committee may appoint an officer of the Company to assist in the administration of the SVA Plan and it may grant authority to such person to execute documents on its behalf.

         The SVA Plan is designed to award for the attainment of a minimum return on average capital employed for the year as determined at the beginning of the fiscal year. Upon achievement, payments generally are made within two months of the end of the fiscal year, provided, however, that all covenants governing the Company's indebtedness for borrowed money are met prior to and after giving effect to the payments. An award may also be paid in shares of the Company's Common Stock if so determined by the Chief Executive Officer and approved by the Board of Directors at any time prior to the payment of the award or in any combination of cash and shares.

         The Company has also implemented a performance based plan to award virtually all other individuals who do not participate in the SVA Plan. The Partners in Performance Plan ("PIP") ties a portion of an employee's pay to established minimum performance requirements relative to the responsibilities of their position. Generally, employees at the steel minimills have performance criteria relating to tons of steel melted and/or tons of steel rolled, employees associated with the fabricating operation have performance criteria relating to manufacturing costs, employees at the rail products plants have performance criteria relating to tons of finished steel product produced, employees associated with the mills sales have performance criteria relating to tons shipped, and general and administrative employees have performance criteria relating to a combination of the above criteria. PIP awards are paid in cash in the month following month of attainment except production employees at the steel minimills and rail products operations, whose awards are paid the week following the week of attainment.

LONG TERM INCENTIVE COMPENSATION

         The Executive Compensation Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership or its equivalent over time is the most desirable way to align their interest with those of the Company's stockholders. Stock options or stock appreciation rights ("SARs"), awarded under the Company's 1996 Equity Ownership Plan (the "EOP"), provide an incentive that focuses the attention of executive officers and other employees on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock options and SARs are a key part of the Company's program for motivating and rewarding managers over the long term.

         The Executive Compensation Committee, upon recommendation by the Chief Executive Officer, determines and makes final decisions regarding stock options, restricted stock and other awards under the EOP. Such factors as performance and responsibilities of individual managers and the management team as a whole in addition to general industry practices play an integral role in the determination of the number of options awarded to a particular senior executive or employee. Accordingly, the Company has granted stock options to a significant number of employees in various positions to afford them an opportunity to participate in the Company's future growth, particularly in the creation of value for all stockholders. In the fiscal year ended March 31, 2000, the Company granted stock options covering 56,850 shares to various employees, none of which were granted to executive officers. In addition, the Company granted 169,284, SARS, of which 1,031 were granted to executive officers. The options vest in one-third increments each year beginning approximately two years after the grant date and the SARs vest in one-quarter increments each year beginning one year after the date of grant.

         In July 1999, the Board of Directors approved, upon recommendation by the Executive Compensation Committee, the Stock Purchase/SAR Plan. The plan was made available to essentially all employees of the Company. Employees who purchased stock under the plan received Stock Appreciation Rights equal to four times the number of shares purchased under the plan. In fiscal 2000, a total of 42,321 shares were sold under the Stock Purchase/SAR Plan at a purchase price of $15.30 per share, with 33,776 of these shares remaining outstanding as of March 31, 2000. A total of 169,284 SARs were granted under the plan.

         In September 1995, the Board of Directors approved, upon recommendation by the Executive Compensation Committee, a one time Stock Purchase/Option Plan identified as the Shares in Success Plan (the "SIS Plan"). The SIS Plan was made available to essentially all employees of the Company. Employees who purchased stock were awarded stock options equal to six times the number of shares purchased. A total of 37,689 shares were sold under the SIS Plan at a purchase price of $10.63 per share, with 1,047 of these shares remaining outstanding as of March 31, 2000. The options were granted at fair value at the date of the grant, as determined by an independent appraisal as of the end of the previous fiscal year-end. A total of 226,134 options were granted under the SIS Plan. No options remain available for future grant under this plan. The issued options become one-third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. Options may be exercised for up to 10 years from the grant date.

         In fiscal 2000, the Board of Directors approved a long-term incentive plan available to executive management (the "Stakeholder Plan") to ensure the Company's senior management's interest is congruent with the Company's shareholders. Awards are based on the Company's return on capital employed. Earned awards are vested and paid out over a period of four years.

CHIEF EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2000

         Mr. Casey's salary is set annually by the Executive Compensation Committee within the approved salary range. Mr. Casey's salary for fiscal 2000 was $255,000, which was unchanged from fiscal 1999. In fiscal 2000, Mr. Casey was awarded a bonus of $255,000 under the SVA Plan due to the attainment of certain performance targets. Mr. Casey did not participate in the stock options awards made under the EOP during the fiscal year due to his ownership position in the Company.

CONCLUSION

         The Executive Compensation Committee believes that current total compensation arrangements are reasonable and competitive. The Executive Compensation Committee believes fiscal 2000 compensation for executive officers is consistent with the current compensation philosophy and reflects corporate performance. The Executive Compensation Committee will continue to monitor and administer compensation programs for executive officers of the Company.

                                    EXECUTIVE COMPENSATION COMMITTEE

                                    Carlos Joao Petry - Committee Chairman
                                    Andre Bier Johannpeter
                                    Phillip E. Casey

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return of the Company's Common Stock with the cumulative total return of the companies in the Standard & Poor's 500 Index and S&P 500 Iron and Steel Index. Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on July 29, 1996, the date the Company's Common Stock was registered under Section 12 of the Securities Exchange Act of 1934, and the reinvestment of dividends.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

                               [GRAPHIC OMITTED]



                          JULY 31 1996    MARCH 31 1997   MARCH 31 1998   MARCH 31 1999   MARCH 31 2000
                          ------------    -------------   -------------   -------------   -------------
AmeriSteel                   $100.00         $108.00          $164.80         $153.60        $233.60

S&P 500 Index                $100.00         $147.84          $218.80         $259.19        $359.69

S&P 500 -Iron & Steel        $100.00         $117.94          $141.52         $101.91        $ 95.85

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As of the end of fiscal 2000, the members of the Company's Executive Compensation Committee were Carlos Joao Petry, Andre Bier Johannpeter and Philip
E. Casey. Mr. Casey is the President of AmeriSteel.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company previously entered into technical assistance arrangements with Kyoei, which, until September 1999, was the majority stockholder of FLS Holdings, Inc. Under these arrangements the Company reimbursed Kyoei for the personnel costs of its consulting engineers and certain travel and other expenses. Payments made by the Company under this arrangement in fiscal 2000 were less than $500,000.

                             EXECUTIVE COMPENSATION

         The tables and descriptive information set forth below are being furnished with respect to those persons who were the Company's Chief Executive Officer and its four most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000 for the most recent fiscal year (the "Named Executive Officers"). Tables have been omitted where no compensation was awarded to, earned by or paid to any of the named executives required to be reported in any fiscal year covered by that table.

SUMMARY COMPENSATION TABLE

         The following table provides information concerning the annual compensation of each of the Named Executive Officers of the Company for services rendered to the Company in each of the Company's last three fiscal years.

                                                                               LONG TERM COMPENSATION
                                         ANNUAL COMPENSATION                             AWARDS
                                                                          ---------------------------------
                                                                                       SECURITIES
                                                                          RESTRICTED   UNDERLYING
                                                                            STOCK       OPTIONS/                    ALL OTHER
                                                                            AWARDS        SARS        LTIP           COMPEN-
 NAME AND PRINCIPAL POSITION       YEAR       SALARY       BONUS            ($)(1)       (#)(1)      PAYOUTS(2)     SATION (3)
 ---------------------------       -----     --------      -------        ----------   -----------   -------       -----------
Phillip E. Casey ............      2000      $255,000      $255,000          --            --            --        $  4,287
  Chairman of the Board            1999       255,000      $229,398          --            --            --           3,057
  and Chief Executive Officer      1998       255,000      $255,000          --            --            --           4,750

J. Donald Haney .............      2000      $219,120      $201,963          --            --        $800,000      $885,287
 Group Vice President              1999       219,120       197,120          --          50,000          --           3,041
 Fabricated Reinforcing Steel      1998       216,684       219,120        33,750         2,700          --           4,334

Tom J. Landa ................      2000      $190,362      $176,745          --            --        $800,000      $  5,271
  Vice President and               1999       184,380       167,477          --          50,000          --           3,024
  Chief Financial Officer          1998       176,886       179,016        33,750         2,500          --           3,537

Dennie Andrew ...............      2000      $198,090      $184,355          --            --        $800,000      $  5,461
  Vice President, Steel            1999       190,464       173,004          --          50,000          --           8,661
  Mill Operations                  1998       165,960       166,956        33,750         2,500          --          47,212

James S. Rogers, II .........      2000      $150,780      $140,157          --            --        $800,000      $  4,158
  Vice President, Human            1999       145,518       132,176          --          50,000          --           2,991
  Resources                        1998       129,514       129,514        33,750         2,000          --           2,590

(1) All references are to Class A Common Stock. The shares of restricted stock shown are subject to a substantial risk of forfeiture which for Messrs. Haney, Landa, Andrew and Rogers lapses at a rate of 33 % per year beginning as of October 1, 1999. At the end of fiscal 2000, the aggregate restricted stock holdings and value of such holdings for each of Mr. Haney, Mr. Landa, Mr. Andrew and for Mr. Rogers were 1,667 and $46,676, respectively. Dividends, if declared and paid on the Common Stock generally, are payable on such restricted shares at the same rate as paid to all stockholders.

(2) These amounts represent payments made in connection with the immediate vesting of SARs resulting from the change in control of the Company that was triggered upon the purchase of a majority interest in FLS Holdings by Gerdau, U.S.A. in September 1999.

(3) These amounts consist of Company matching contributions made pursuant to the Company's Savings Plan and for Mr. Haney includes $881,639 which was a distribution from the Company's Supplemental Retirement Plan.

SAR GRANTS TABLE

         The following table shows information concerning SARs granted during fiscal 2000 for the Named Executive Officers. No options were granted to the Named Executive Officers in fiscal 2000.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF STOCK
                                  INDIVIDUAL GRANTS                                                  PRICE APPRECIATION
                         ------------------------------                                             ---------------------
                                              % OF TOTAL
                                                  SARS
                            NUMBER OF          GRANTED TO
                              SARS            EMPLOYEES IN       BASE PRICE      EXPIRATION
     NAME                    GRANTED          FISCAL YEAR          ($/SH)           DATE              5%($)       10%($)
-------------------         ---------         ------------       ----------      ----------           -----      -------
Philip E. Casey ...             --                 --                 --                 --              --          --

J. Donald Haney ...            876                .52              18.00          9/29/2009           9,916      25,130

Tom J. Landa ......            764                .45              18.00          9/29/2009           8,648      21,917

Dennie Andrew (1) .            800                .47              18.00          9/29/2009           9,056      22,949

James S. Rogers, II            608                .36              18.00          9/29/2009           6,883      17,442


(1) SARs granted to Mr. Andrew were forfeited in March 2000 due to the sale of the underlying shares.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

         The following table shows information concerning stock option and SAR exercises and values as of the end of fiscal 2000.

                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                                                    OPTIONS/SARS AT FISCAL         AT FISCAL YEAR-END($)
                          SHARES        VALUE            YEAR-END(#)
                       ACQUIRED ON    REALIZED
NAME                    EXERCISE(#)     ($)(1)     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(2)
----                   ------------   ---------    -------------------------    ----------------------------
Phillip E. Casey ..         --            --                      0/0                             0/0

J. Donald Haney ...       54,601       893,421                0/3,843                        0/52,948

Tom J. Landa ......       50,000       800,000           13,793/2,431                  212,958/31,812

Dennie Andrew .....       52,833       857,244                0/2,667                        0/39,671

James S. Rogers, II       50,000       800,000              666/1,942                    9,657/25,423

(1) This represents the excess of the fair market value of the Company's Common Stock as of the date of exercise above the exercise price of the options/SARs.

(2) This represents the excess of the fair market value per share of the Company's Common Stock of $28.00 per share as of March 31, 2000, the date of the latest appraisal of the Company's stock, above the exercise price of the options/SARs.

PENSION BENEFIT

         The table below sets forth the estimated annual benefits, payable as a single life annuity beginning at retirement at age 65, at various remuneration levels and for representative years of service at normal retirement date, under the Company's tax qualified noncontributory defined benefit pension plan (the "Retirement Plan"). Also, set forth below this section is information about the estimated annual benefits (also reported as a single life annuity beginning at retirement at age 65) payable under the Company's Supplemental Retirement Plan.

                                                    YEARS OF SERVICE
                             ----------------------------------------------------------------
FINAL AVERAGE COMPENSATION   20 YEARS      25 YEARS      30 YEARS      35 YEARS      40 YEARS
--------------------------   --------      --------      --------      --------      --------
$100,000..................   $ 26,694      $ 33,368      $ 40,041      $ 46,715      $ 51,715

 150,000..................     41,694        52,118        62,541        72,965        80,465

 200,000..................     56,694        70,868        85,041        99,215       109,215

         Under the Retirement Plan, the compensation taken into account generally includes all salary, bonuses and other taxable compensation, subject to an annual compensation limit, which currently is $160,000. As of March 31, 2000, the final average compensation and years of credited service for the Named Executive Officers for purposes of the Retirement Plan were as follows: $159,023 and five years for Phillip E. Casey; $198,896 for benefits earned through September 30, 1994 and $153,336 for benefits earned subsequently and 40 years for J. Donald Haney; $153,750 and four years for Tom J. Landa; $155,645 and three years for Dennie Andrew; and $156,116 and 18 years for James S. Rogers,
II. The benefits under the Retirement Plan are not subject to any deduction for Social Security or other offset amounts.

SUPPLEMENTAL RETIREMENT PLAN

         The Company maintains a nonqualified, unfunded Supplemental Retirement Plan (the "SRP"), which provides an officer defined pension benefits in addition to those provided under the Company's other plans. The SRP provides an annual retirement benefit equal to the greater of (i) 50% of final average compensation without regard to the $160,000 limit, and (ii) 2.4% of final average compensation multiplied by years of service (up to 25), plus 1% of final average compensation multiplied by years of service in excess of 25 (up to 10), less (in either case) amounts to which the participant is entitled under other retirement plans of the Company and prior employers and under Social Security. Due to the change of control, a payment in the amount of $881,639 was made to Mr. Haney. As of March 31, 2000 the Company has accrued approximately $63,000 in supplemental retirement benefits for the then one remaining active employee (J. Donald Haney) covered by the SRP. No other Named Executive Officer is covered by the SRP.

         In connection with the acquisition of FLS Holdings Inc. by Kyoei, the officers covered by the SRP have all waived certain rights, provided that if such officers are terminated without cause (as defined in the mutually effective severance agreements entered into with such officers), resign for good reason (as defined in the mutually effective severance agreements) or die, retire or become disabled, then such officers will be entitled to receive the amounts they would have received had such officers not waived such rights.

EMPLOYMENT AGREEMENTS

         Effective June 1, 1994, the Company entered into a five-year employment agreement with Phillip E. Casey to serve as the Company's Chairman of the Board of Directors and Chief Executive Officer. The Agreement terminated June 1, 1999. However, certain provisions of the Agreement remain in effect for up to an additional three years. Specifically, the Company has a right to purchase from Mr. Casey the Company's

Class A Common Stock acquired by Mr. Casey pursuant to the Agreement. In addition, the Agreement provides that the sale by the Company of any shares that are senior or preferred to the Class A Common Stock held by Mr. Casey requires Mr. Casey's consent. Mr. Casey also has certain rights to participate with the Company in a secondary public offering of the Company's common stock and a right of first refusal with respect to 10% of any new stock to be issued by the Company, except under certain circumstances including certain public offerings, stock splits or stock dividends.

           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

         The firm of Arthur Andersen LLP has been the Company's independent certified public accountants since fiscal 1995. The Company anticipates retaining Arthur Andersen LLP as the Company's independent certified public accountants for the year ending December 31, 2000. Stockholder approval of the selection of the Company's independent certified public accountants is not required by the Company's By-Laws or otherwise.